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                                                                    EXHIBIT 11.1



ON ASSIGNMENT, INC.
STATEMENTS OF COMPUTATION OF BASIC AND DILUTED
EARNINGS PER SHARE
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
                                         Three Months Ended June 30,      Six Months Ended June 30,
                                         ---------------------------     ---------------------------
                                            1998            1997             1998            1997
                                         -----------     -----------     -----------     -----------
Net income used to compute basic and
   diluted earnings per share            $ 2,725,000     $ 1,923,000     $ 5,043,000     $ 3,553,000
                                         ===========     ===========     ===========     ===========

Basic earnings per share                 $      0.25     $      0.18     $      0.47     $      0.34
                                         ===========     ===========     ===========     ===========

Weighted average number of shares
outstanding used to compute basic
earnings per share                        10,842,000      10,548,000      10,805,000      10,460,000

Dilutive effect of stock options             454,000         408,000         447,000         446,000
                                         -----------     -----------     -----------     -----------

Number of shares used to compute
diluted earnings per share                11,296,000      10,956,000      11,252,000      10,906,000
                                         ===========     ===========     ===========     ===========

Diluted earnings per share               $      0.24     $      0.18     $      0.45     $      0.33
                                         ===========     ===========     ===========     ===========